Exhibit 99.1

SES Holdings Pte. Ltd., and Subsidiaries

Consolidated Financial Statements

For the years ended December 31, 2021 and 2020

Report of Independent Registered Public Accounting Firm

To the Stockholders and Board of Directors

SES Holdings Pte. Ltd.:

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of SES Holdings Pte. Ltd. and subsidiaries (the Company) as of December 31, 2021 and 2020, the related consolidated statements of operations and comprehensive loss, redeemable convertible preferred stock and stockholders’ deficit, and cash flows for each of the years in the two-year period ended December 31, 2021, and the related notes (collectively, the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and 2020, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2021, in conformity with U.S. generally accepted accounting principles.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ KPMG LLP

We have served as the Company’s auditor since 2021.

Albany, New York

March 31, 2022

SES Holdings Pte. Ltd., and Subsidiaries

Consolidated Balance Sheets

(In thousands, except share and per share amounts)

	December 31,
	2021	2020
Assets
Current assets:
Cash and cash equivalents	$160,497	$2,439
Short-term investments	—	12,291
Receivable from related party	7,910	—
Prepaid expenses and other current assets	1,563	373

Total current assets	169,970	15,103
Property and equipment, net	12,494	6,044
Intangible assets, net	1,626	1,728
Restricted cash	475	217
Deferred offering costs	5,711	—
Other assets	3,077	1,497

Total assets	$193,353	$24,589

Liabilities, redeemable convertible preferred stock and stockholders’ deficit
Current liabilities:
Accounts payable	$4,712	$1,032
Accrued compensation	2,117	1,216
Note payable	—	840
Accrued expenses and other current liabilities	4,156	788

Total current liabilities	10,985	3,876
Other liabilities	749	738

Total liabilities	11,734	4,614

Commitments and contingencies (Note 8)
Redeemable Convertible Preferred Stock, $0.000001 par value – 36,064,095 and 29,496,153 shares authorized at December 31, 2021 and December 31, 2020, respectively; 36,064,095 and 29,496,153 shares issued and outstanding at December 31, 2021 and December 31, 2020, respectively (aggregate liquidation preference of $271,148 and $82,643 at December 31, 2021 and December 31, 2020, respectively)	269,941	82,044

Stockholders’ deficit:
Common stock, $0.000001 par value – 45,000,000 and 45,000,000 shares authorized at December 31, 2021 and December 31, 2020, respectively; 10,474,509 and 10,245,074 shares issued and outstanding at December 31, 2021 and December 31, 2020, respectively	—	—
Additional paid-in capital	5,604	836
Accumulated other comprehensive income	367	133
Accumulated deficit	(94,293)	(63,038)

Total stockholder’s deficit	(88,322)	(62,069)

Total liabilities, redeemable convertible preferred stock, and stockholders’ deficit	$193,353	$24,589

The accompanying notes are an integral part of these consolidated financial statements.

SES Holdings Pte. Ltd., and Subsidiaries

Consolidated Statements of Operations and Comprehensive Loss

(In thousands, except share and per share amounts)

	Year Ended December 31,
	2021	2020
Operating expenses:
Research and development	$15,514	$9,443
General and administrative	16,492	4,460

Total operating expenses	32,006	13,903

Loss from operations	(32,006)	(13,903)

Other income (expense):
Interest income	248	76
Other income (expense), net	528	(55)

Total other income, net	776	21
Loss before income taxes	(31,230)	(13,882)
Provision for income taxes	(25)	(7)

Net loss	(31,255)	(13,889)

Other comprehensive income (loss):
Foreign currency translation adjustment	234	188

Total comprehensive loss	(31,021)	(13,701)

Net loss per share, basic and diluted	$(3.04)	$(1.36)

Weighted-average shares outstanding, basic and diluted	10,296,872	10,245,074

The accompanying notes are an integral part of these consolidated financial statements.

SES Holdings Pte. Ltd., and Subsidiaries

Consolidated Statements of Redeemable Convertible Preferred Stock and Stockholders’ Deficit

(In thousands, except share amounts)

							Accumulated
	Redeemable Convertible						Other	Total
	Preferred Stock		Common Stock		Additional	Accumulated	Comprehensive	Stockholders’
	Shares	Amount	Shares	Amount	Paid-in- Capital	Deficit	Income/(Loss)	Deficit
Balance – January 1, 2020	29,496,153	$82,044	10,245,074	$—	$682	$(49,149)	$(55)	$(48,522)

Stock-based compensation	—	—	—	—	154	—	—	154
Foreign currency translation adjustments	—	—	—	—	—	—	188	188
Net loss	—	—	—	—	—	(13,889)	—	(13,889)

Balance – December 31, 2020	29,496,153	$82,044	10,245,074	$—	$836	$(63,038)	$133	$(62,069)

Issuance of Series D and Series D plus redeemable convertible preferred stock, net of issuance costs of $608	6,567,942	187,897	—	—	—	—	—	—
Stock-based compensation	—	—	—	—	4,571	—	—	4,571
Foreign currency translation adjustments	—	—	—	—	—	—	234	234
Issuance of common stock upon exercise of stock options	—	—	229,435	—	197	—	—	197
Net loss	—	—	—	—	—	(31,255)	—	(31,255)

Balance — December 31, 2021	36,064,095	$269,941	10,474,509	$—	$5,604	$(94,293)	$367	$(88,322)

The accompanying notes are an integral part of these consolidated financial statements.

SES Holdings Pte. Ltd., and Subsidiaries

Consolidated Statements of Cash Flows

(In thousands)

	December 31,
	2021	2020
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(31,255)	$(13,889)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	1,662	1,706
Loss on disposal of property and equipment	95	—
Stock-based compensation	4,571	154
PPP note forgiveness	(840)	—
Changes in operating assets and liabilities that provide (use) cash:
Receivable from related party	(7,910)	—
Prepaid expenses and other current assets	(1,190)	(364)
Other assets	(476)	31
Accounts payable	1,287	608
Accrued compensation	901	630
Accrued expenses and other liabilities	3,164	115

Net cash used in operating activities	(29,991)	(11,009)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property and equipment	(8,951)	(982)
Purchase of short-term investments	(150,810)	(17,487)
Maturities of short-term investments	163,101	5,196
Purchases of intangible assets	(26)	—

Net cash provided by (used in) investing activities	3,314	(13,273)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of Series D and D plus redeemable convertible preferred stock, net of issuance costs	187,897	—
Proceeds from stock option exercises, including tax withheld	431	—
Payments to taxing authorities in connection with stock option exercises	(234)	—
Payment of deferred offering costs	(3,334)	—
Proceeds from note payable	—	840

Net cash provided by financing activities	184,760	840

Effect of exchange rates on cash and cash equivalents	233	188

Net increase (decrease) in cash, cash equivalents and restricted cash	158,316	(23,254)
Cash, cash equivalents and restricted cash at beginning of period	2,728	25,982

Cash, cash equivalents and restricted cash at end of period	$161,044	$2,728

SUPPLEMENTAL DISCLOSURES OF NON-CASH INVESTING AND FINANCING INFORMATION:
Accounts payable and accrued expenses related to purchases of property and equipment	$378	$145

Deferred offering costs included in accounts payable and accrued expenses and other liabilities	$2,377	$—

The accompanying notes are an integral part of these consolidated financial statements.

SES Holdings Pte. Ltd., and Subsidiaries

Notes to Consolidated Financial Statements

(Dollars in thousands, unless otherwise stated)

1. Nature of Business

Organization

SES Holdings Pte. Ltd., and Subsidiaries (together the “Company” or “Old SES”) consists of SES Holdings Pte. Ltd. (“SES Holdings” or the “Parent”), and its wholly owned subsidiaries: SolidEnergy Systems, LLC (the “SES LLC”), SolidEnergy (Shanghai) Co., Ltd. (the “SES Shanghai”), SolidEnergy Systems Securities Corporation (the “SES Securities”), Viking Power Systems Pte. Ltd. (the “SES Viking”), and Massachusetts Solid Energy Co., Ltd. (Korea) which was formed on November 3, 3021.

SES Holdings is a Singapore private company limited by shares and was formed in November 2018. SES LLC is a Delaware limited liability company formed in November 2018 as a result of the conversion from a corporation to a limited liability company by SolidEnergy Systems Corp, a Delaware corporation formed in April 2012. SES Shanghai was registered in Shanghai, China in November 2018. SES Securities was incorporated in December 2017 as a Massachusetts Security Corporation.

The Company is engaged in the research and development of hybrid Lithium-Metal (“Li-Metal”) rechargeable batteries for electric vehicles (“EV”). Since the Company’s founding in 2012, the Company has been committed to developing the world’s most advanced EV batteries. The Company’s Li-Metal batteries have been designed to combine the high energy density of Li-Metal with cost-effective manufacturability at scale. The Company’s headquarters are located in Boston with research and development facilities located there and in Shanghai, China.

Principal operations had not yet commenced as of December 31, 2021, and the Company has not derived revenue from its principal business activities.

Recent developments

On July 12, 2021, the Company entered into a business combination agreement with Ivanhoe Capital Acquisition Corp. (“Ivanhoe”), a Cayman Islands exempted company, and Wormhole Amalgamation Sub Pte. Ltd., a Singapore private company limited by shares and a direct, wholly-owned subsidiary of Ivanhoe (“Amalgamation Sub”), pursuant to which, among other things, Amalgamation Sub will amalgamate with the Company, with the Company surviving the Business Combination as a wholly-owned subsidiary of Ivanhoe (the “Business Combination”). On February 3, 2022 (the “Closing Date”), Ivanhoe consummated its business combination (the “Business Combination”) with Old SES, pursuant to the terms of that certain Business Combination Agreement (as amended, the “Business Combination Agreement”) by and among Ivanhoe, Old SES, and Amalgamation Sub.

Pursuant to the terms of the Business Combination Agreement and in connection with the closing of the Business Combination (the “Closing”), (i) Ivanhoe migrated out of the Cayman Islands and domesticated as a Delaware corporation (the “Domestication”) by way of continuation and deregistration under Part XII of the Cayman Islands Companies Act and domestication under Section 388 of the Delaware General Corporation Law (“DGCL”), (ii) Ivanhoe changed its name to “SES AI Corporation” (“New SES”), and (iii) Amalgamation Sub merged with and into Old SES, with Old SES as the surviving company (the “Amalgamation”) (the time that the Amalgamation became effective is referred to as the “Effective Time”). As a result of the Amalgamation, Old SES became a wholly-owned subsidiary of New SES.

2. Basis of Presentation and Summary of Significant Accounting Policies

Basis of Presentation

The accompanying consolidated financial statements include the accounts of the Company and have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) as determined by the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) and pursuant to the regulations of the U.S. Securities and Exchange Commission (“SEC”). All intercompany balances and transactions have been eliminated in consolidation.

Impact of Novel Coronavirus (“COVID-19”)

Since the emergence of a novel strain of coronavirus (“COVID-19”) in December 2019, the pandemic has continued to spread globally and has led governments and other authorities around the world to impose varying degrees of measures intended to reduce its spread and address the resurgences of the COVID-19 variants as the arise. Depending on the jurisdiction, these measures have become more or less restrictive based on the changing conditions, such as the emergence of new variants, the infections and hospitalization trends, as well as public vaccinations status.

The global spread of COVID-19 has created significant volatility, uncertainty, and economic disruption worldwide. The effects and potential effects of COVID-19 include, but are not limited to, its impact on general economic conditions, trade and financing markets and changes in customer behavior, and significant uncertainty in the overall continuity in business operations. The spread of COVID-19 has also disrupted the manufacturing, delivery and overall supply chain of EV manufacturers and suppliers and EV batteries, and has led to a global decrease in vehicle sales in markets around the world. In particular, the COVID-19 crisis may cause a decrease in the demand for EV batteries if fleet operators delay purchases of vehicles or if fuel prices for internal combustion engine vehicles do not create an incentive to accelerate the migration from internal combustion engine vehicles to EVs, an increase in costs resulting from the efforts of manufacturers of EVs or EV batteries to mitigate the effects of COVID-19 and delays in EV manufacturers’ schedules to full commercial production of EVs and disruptions to these supply chains, among other negative effects.

The Company has assessed the impact and is not aware of any other specific events or circumstances that required an update to the Company’s estimates and assumptions or materially affected the carrying value of the Company’s assets or liabilities as of the date of issuance of these consolidated financial statements. These estimates may change as new events occur and additional information is obtained. Actual results could differ materially from these estimates under different assumptions or conditions.

Liquidity

Historically, the Company’s principal sources of liquidity have been the proceeds from series of financing transactions with investors that have provided the Company with the necessary cash and cash equivalents to support its research and development activities. Through December 31, 2021, the Company had raised approximately $269.9 million of funding through the sales of its redeemable convertible preferred stock, and on February 3, 2022, as a result of the aforementioned Business Combination, an additional $285.2 million in net proceeds were raised.

Since inception, the Company has not achieved profitable operations or positive cash flows from operations, and it expects to incur losses in future periods. As of December 31, 2021, the Company had total cash, cash equivalents and restricted cash of $161.0 million and an accumulated deficit of $94.3 million. The Company’s ability to fund its ongoing efforts is dependent on the ability to continue to raise the necessary capital through future financing and capital transactions, as well as the success of the Company’s development and commercialization efforts and, ultimately, upon the market acceptance of the Company’s products.

These consolidated financial statements have been prepared on a going concern basis. Management believes that the Company’s current cash and cash equivalents are adequate to meet its needs for the next twelve months from the issuance of these consolidated financial statements.

Significant Accounting Policies

Use of estimates

The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the Company’s consolidated financial statements, as well as the revenues, if any, and expenses incurred during the reporting periods. On an ongoing basis, the Company evaluates judgments and estimates, including those related to the fair value of common stock and other assumptions used to measure stock-based compensation, and valuation of deferred tax assets and uncertain income tax positions. The Company bases its estimates on historical experience and on various other factors that the Company believes are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not apparent from other sources. Changes in estimates are reflected in reported results for the period in which they become known. Actual results could differ materially from those estimates.

Cash and cash equivalents

Cash and cash equivalents include all highly liquid investments, including money market funds with original maturity periods of three months or less when purchased. Money market funds are reported at fair value based upon quoted market prices.

Restricted cash

Restricted cash are money market funds held in collateral accounts that are restricted to secure letters of credit for corporate lease activity. The letters of credit are required to be maintained throughout the terms of the leases. If the date of availability or disbursement is longer than one year and the balances are maintained under an agreement that legally restricts the use of such funds, restricted cash is not included within cash and cash equivalents and is reported separately on the consolidated balance sheet. If the date of availability or disbursement is less than one-year, restricted cash is reported within prepaid expenses and other current assets, and amounted to $0.1 million and $0.1 million at December 31, 2021 and 2020, respectively.

Short-term investments

The Company considers investments with original maturities greater than three months and remaining maturities less than one year to be short-term investments. The short-term investments as of December 31, 2020 consist of corporate bonds and mutual funds and are carried at fair value based upon quoted market prices. There were no short-term investments as of December 31, 2021.

Concentrations of credit risk

Financial instruments that subject the Company to significant concentrations of credit risk consist of cash, cash equivalents, restricted cash and short-term investments. The Company seeks to mitigate its credit risk with respect to such concentrations by holding its deposits with large, reputable financial institutions and investing in high credit rated shorter-term instruments.

Fair Value Measurements

Fair value is defined as an exchange price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements for assets and liabilities required or permitted to be either recorded or disclosed at fair value, the Company considers the principal or most advantageous market in which it would transact, and it also considers assumptions that market participants would use when pricing the asset or liability.

The Company maximizes the use of observable inputs and minimizes the use of unobservable inputs when measuring fair value. GAAP establishes a fair value hierarchy based on the level of independent, objective evidence surrounding the inputs used to measure fair value. A financial instrument’s categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. The fair value hierarchy is as follows:

Level 1	Observable inputs such as quoted prices in active markets for identical assets or liabilities that the Company has the ability to access at the measurement date.

Level 2	Inputs other than the quoted prices in active markets that are observable either directly or indirectly.

Level 3	Unobservable inputs in which there are little or no market data and which require the Company to develop its own assumptions.

The carrying amounts of cash equivalents and accounts payable approximate their fair value due to the short-term nature of these assets and liabilities. The carrying amount of the note payable approximates fair value due to its short-term maturity.

Property and equipment

Property and equipment are stated at cost less accumulated depreciation. Depreciation is calculated using the straight-line method over the estimated useful lives of the assets, as shown below:

Estimated Useful Life
(in years)
Laboratory machinery and equipment	5 – 10
Office and computer equipment	3 – 5
Furniture and fixtures	5
Leasehold improvements	Shorter of useful life or lease term

The Company periodically assesses the useful lives of the assets to determine whether events or circumstances may indicate that a revision to the useful life is warranted. Maintenance and repairs that do not extend the life or improve the asset are expensed as incurred. Construction-in-process is stated at cost, which includes the cost of construction and other direct costs attributable to placing the asset in service.

Intangible Assets

Intangible assets are stated at cost less accumulated amortization and are comprised of patents and software. The patents are amortized straight-line over the estimated useful life of 15 years and the software is amortized straight-line over the estimated useful life of 10 years. Both the patents and software are reviewed annually for impairment.

Deferred offering costs

Deferred offering costs consist of legal, accounting, and other costs incurred through the balance sheet date that are directly related to the Company becoming a publicly traded company are capitalized. The deferred offering costs will be charged to stockholders’ equity upon the completion of the proposed transaction.

Impairment of long-lived assets

The Company evaluates long-lived assets for impairment annually or whenever events indicate that a potential impairment may have occurred. If such events arise, the Company will compare the carrying amount of the asset group comprising the long-lived assets to the estimated future undiscounted cash flows expected to be generated by the asset group. If the estimated aggregate undiscounted cash flows are less than the carrying amount of the asset group, an impairment charge is recorded as the amount by which the carrying amount of the asset group exceeds the fair value of the assets, as based on the expected discounted future cash flows attributable to those assets. Long-lived assets to be disposed of are reported at the lower of carrying amount or fair value less costs to sell. There were no impairments of long-lived assets during the years ended December 31, 2021 and 2020.

Leases

The Company enters into agreements under which we lease various real estate, including manufacturing facilities and office space, that are generally leased under noncancelable arrangements and include various renewal options for additional periods and/or have options to early terminate.

Leases are evaluated and recorded as capital leases if one of the following is true at inception: (a) the present value of minimum lease payments meets or exceeds 90% of the fair value of the asset, (b) the lease term is greater than or equal to 75% of the economic life of the asset, (c) the lease arrangement contains a bargain purchase option, or (d) title to the property transfers to the Company at the end of the lease. The Company records an asset and liability for capital leases at present value of the minimum lease payments based on the incremental borrowing rate. Assets are depreciated over the useful life in accordance with the Company’s depreciation policy while rental payments and interest on the liability are accounted for using the effective interest method.

Leases that are not classified as capital leases are accounted for as operating leases. For leases that contain rent abatements or escalating rent payments, the Company recognizes rent expense on a straight-line basis over the lease term, with any lease incentives amortized as a reduction of rent expense over the lease term.

Redeemable Convertible Preferred Stock

The Company records all shares of redeemable convertible preferred stock at their respective fair values less issuance costs on the dates of issuance. The redeemable convertible preferred stock is recorded outside of stockholders’ deficit because, in the event of certain liquidation events considered not solely within the Company’s control, such as a change in control event and sale of all or substantially all of the Company’s assets, the redeemable convertible preferred stock will become redeemable at the option of the holders. If it becomes probable that the shares will become redeemable, the Company will re-measure the carrying value of the shares to the redemption value through the redemption date. As of December 31, 2021 and 2020, no remeasurements were required, as management determined that the shares were not probable of becoming redeemable.

Segment and geographic information

Operating segments are defined as components of an entity for which separate financial information is available and that is regularly reviewed by the Chief Operating Decision Maker (“CODM”) in deciding how to allocate resources to an individual segment and in assessing performance. The Company’s CODM is its Chief Executive Officer. The Company has determined that it operates in one operating and reportable segment, as the CODM reviews financial information presented on a consolidated basis for purposes of making operating decisions, allocating resources, and evaluating financial performance. All long-lived assets of the Company are located in the United States, China and Singapore (see Note 15).

Research and development costs

Research and development costs are expensed as incurred. Research and development costs consist of expenses incurred in performing research and development activities, including compensation and benefits for full-time research and development employees, materials and supplies, payments to consultants, patent related legal costs, facility costs, depreciation, and travel expenses. Payments received by the Company under agreements with partners are being recognized as a reduction to research and development expense in the consolidated statements of operations and comprehensive loss.

Stock-based compensation

The Company measures compensation expense for all stock stock-based awards made to employees, directors, and non-employees, including stock options and restricted share awards based on estimated fair values as of the grant date and recognizes on a straight-line basis over the requisite service period. Nonemployee stock-based awards have not been material through December 31, 2021.

The fair value of stock options granted is estimated using the Black-Scholes option valuation model, which requires the Company to make assumptions and judgments about the variables used in the calculation, including the fair value of the underlying common stock, the expected term of the stock option (weighted-average period of time that the options granted are expected to be outstanding), the expected volatility of the price of the Company’s common stock, the expected risk-free interest rate and the expected dividend yield of the Company’s common stock. The fair values of restricted share awards are determined based upon the fair value of the underlying common stock at the date of grant. The Company expenses stock-based compensation using the straight-line method over the vesting term of all awards. The Company accounts for forfeitures when they occur. Changes in the assumptions can materially affect the fair value and ultimately how much stock-based compensation expense is recognized. These inputs are subjective and generally require significant analysis and judgment to develop.

Income taxes

Income tax expense has been provided using the asset and liability method. Deferred tax assets and liabilities are determined based on the estimated future tax consequences attributable to differences between the financial statement carrying amounts and tax bases of existing assets and liabilities. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Deferred tax expense or benefit is the result of changes in the deferred tax asset and liability. The Company provides a valuation allowance against net deferred tax assets if, based upon the available evidence, it is more likely than not that the deferred tax assets will not be realized. In evaluating the Company’s ability to recover deferred tax assets, the Company considers all available positive and negative evidence, including historical operating results, ongoing tax planning, and forecasts of future taxable income on a jurisdiction-by-jurisdiction basis.

The Company recognizes a tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the Company’s consolidated financial statements from such positions are measured based on the largest benefit that has a greater than 50% likelihood of being realized. The Company recognizes interest and penalties associated with tax matters as part of the income tax provision and includes accrued interest and penalties with the related income tax liability within accrued expenses and other current liabilities on its consolidated balance sheets.

Other Comprehensive Loss

Other Comprehensive income (loss) includes changes in the balances of items that are reported directly as a separate component of stockholders’ deficit on the consolidated balance sheets. The components of comprehensive loss are net loss and foreign currency translation adjustments. The Company does not provide for income taxes on foreign currency translation adjustments since it does not provide for taxes on the unremitted earnings of its foreign subsidiaries. The changes in accumulated other comprehensive loss are included in the Company’s consolidated statements of operations and comprehensive loss.

Net loss per common share

Basic and diluted net loss per share is presented in conformity with the two-class method required for participating securities such that net income is attributed to common stockholders and participating securities based on their participation rights. All outstanding redeemable convertible preferred stock are considered to be participating securities as such stockholders participate in undistributed earnings with common stockholders. Under the two-class method, the net loss attributable to common stockholders is not allocated to the redeemable convertible preferred stock as the holders of its redeemable convertible preferred stock do not have a contractual obligation to share in the Company’s losses.

Basic net loss per share attributable to common stockholders is computed by dividing the net loss attributable to common stockholders by the weighted-average number of shares of common stock outstanding during the period. Diluted net loss per share attributable to common stockholders is computed by giving effect to all potentially dilutive securities outstanding for the period. For purposes of calculating the diluted net loss per share attributable to common stockholders, the redeemable convertible preferred stock and common stock options are considered to be dilutive securities. Because the Company reported a net loss for the years ended December 31, 2021 and 2020, the inclusion of the dilutive securities would be antidilutive, and accordingly, diluted net loss per share is the same as basic net loss per share for both periods presented.

Recent Accounting Pronouncements

In June 2018, the FASB issued ASU No. 2018-07, Compensation-Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting (“ASU 2018-07”), to include share-based payment transactions for acquiring goods and services from non-employees. The ASU 2018-07 amendments specify that the guidance applies to all share-based payment transactions in which a grantor acquires goods or services to be used or consumed in a grantor’s own operations by issuing share-based payment awards. The amendments are effective for fiscal years beginning after December 15, 2019. The Company adopted this ASU on January 1, 2020. The adoption of this guidance did not have a material impact on the Company’s consolidated financial statements and related disclosures.

In August 2018, the FASB issued ASU No. 2018-13, Fair Value Measurement (Topic 820): Disclosure Framework-Changes to the Disclosure Requirements for Fair Value Measurement (“ASU 2018-13”), to modify the disclosure requirements on fair value measurements based on the concepts in the FASB Concepts Statements, including the consideration of costs and benefits. The amendments in ASU 2018-13 are effective for fiscal years beginning after December 15, 2019. The adoption of the new guidance requires the Company to present, on a prospective basis, narrative information regarding the uncertainty of the fair value measurements from the use of unobservable inputs used in recurring fair value measurements categorized in Level 3 of the fair value hierarchy, to disclose the amount of gains and losses recognized in other comprehensive income (loss) for the period for financial instruments categorized within Level 3 of the fair value hierarchy, and quantitative information for the significant unobservable inputs used to develop the Level 3 fair value measurements. The adoption of the new guidance also allows the Company to discontinue the presentation of information regarding transfers between Level 1 and Level 2 of the fair value hierarchy. The Company adopted this ASU on January 1, 2020 and the adoption of this guidance did not have a material impact on the Company’s consolidated financial statements and related disclosures.

In December 2019, the FASB issued ASU 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes, which is intended to simplify various aspects related to accounting for income taxes. ASU 2019-12 removes certain exceptions to the general principles in ASC 740 and also clarifies and amends existing guidance to improve consistent application. The amendments in ASU 2019-12 are effective for fiscal years and interim periods within those fiscal years, beginning after December 15, 2020, with early adoption permitted. The Company adopted this ASU on January 1, 2021 and the adoption of this guidance did not have a material impact on the Company’s consolidated financial statements and related disclosures.

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842), and has since issued several updates, amendments, and technical improvements to ASU 2016-02. Topic 842 generally requires that lessees recognize operating and financing liabilities for the obligation to make lease payments and a right-to-use asset for the right to use the underlying asset for the lease term.

Topic 842 also requires additional disclosures about leasing arrangements related to discount rates, lease terms, and the amount, timing, and uncertainty of cash flows arising from leases. Topic 842 is effective for financial statements issued for fiscal years beginning after December 15, 2021. The Company currently plans to adopt this guidance in the first quarter of 2022 utilizing the modified retrospective transition method through a cumulative-effect adjustment at the beginning of the first quarter of 2022. The Company has elected the package of practical expedients, which allows the Company not to reassess prior conclusions of (i) whether any expired or existing contracts as of the adoption date are or contain a lease, (ii) lease classification for any expired or existing leases as of the adoption date and (iii) initial direct costs for any existing leases as of the adoption date. The Company has elected to account for lease and non-lease components as a single lease components. In addition, the Company has elected not to recognize right-of-use assets and liabilities for short-term leases with terms of twelve months or less.

The adoption of Topic 842 on January 1, 2022 is expected to result in recognition of ROU assets of approximately $13.1 million, adjusted for deferred rent and lease incentives as of the adoption date and lease liabilities for operating leases of approximately $14.2 million on its consolidated balance sheets, with no material impact to its consolidated statements of operations and cash flows.

In November 2021, the FASB issued ASU 2021-10, Government Assistance (Topic 832), Disclosures by Business Entities About Government Assistance, which requires entities to provide disclosures on material government transactions for annual reporting periods. The disclosures include information around the nature of the assistance, the related accounting policies used to account for government assistance, the effect of government assistance on the entity’s financial statements, and any significant terms and conditions of the agreements, including commitments and contingencies. This ASU is effective for financial statements issued for annual periods beginning after December 15, 2021, with early adoption permitted. The Company is currently evaluating the impact of this standard on its consolidated financial statements and related disclosures.

There have been no other newly issued or newly applicable accounting pronouncements that do not require adoption until a future date that have had, or are expected to have, a significant impact on the Company’s consolidated financial statements.

3. Cash, Cash Equivalents, and Restricted Cash

Cash, cash equivalents, and restricted cash consisted of the following (in thousands):

	December 31,
	2021	2020
Cash	$157,483	$1,335
Cash equivalents:
Money market funds	3,014	1,104
Restricted cash:
Certificates of deposit	547	289

Total cash, cash equivalents, and restricted cash	$161,044	$2,728

4. Fair Value

The following table presents information about the Company’s financial assets measured at fair value on a recurring basis (in thousands):

	December 31, 2021
	Level 1	Level 2	Level 3	Total
Assets
Cash equivalents in money market funds	$3,014	$—	$—	$3,014
Restricted cash	—	547	—	547

	$3,014	$547	$—	$3,561

	December 31, 2020
	Level 1	Level 2	Level 3	Total
Assets
Cash equivalents in money market funds	$1,104	$—	$—	$1,104
Restricted cash	—	289	—	289
Short-term investments:
Corporate bonds	—	4,299	—	4,299
Mutual funds	—	7,992	—	7,992

	$1,104	$12,580	$—	$13,684

5. Property and Equipment, net

Property and equipment, net consisted of the following (in thousands):

	December 31,
	2021	2020
Laboratory machinery and equipment	$7,285	$6,227
Office and computer equipment	311	234
Leasehold improvements	4,105	3,369

	11,701	9,830
Less: Accumulated depreciation	(5,246)	(3,786)
Add: Construction in process	6,039	—

Property and equipment, net	$12,494	$6,044

Depreciation expense was $1.5 million and $1.6 million in the years ended December 31, 2021 and 2020, respectively.

6. Intangible Assets, net

Intangible assets, net consisted of the following (in thousands):

	December 31,
	2021	2020
Intangible assets – Patents	$1,918	$1,918
Intangible assets – Software	26	—
Less: Accumulated amortization	(318)	(190)

Intangible assets, net	$1,626	$1,728

Patents and software are amortized on a straight-line basis over their estimated useful life of 15 years and 10 years, respectively. Amortization expense was $0.1 million and $0.1 million in the years ended December 31, 2021 and 2020, respectively.

The estimated future amortization expenses for intangible assets are as follows (in thousands):

Year Ending
2022	$130
2023	130
2024	130
2025	130
2026	130
Thereafter	976

Total	$1,626

7. Accrued compensation, accrued expenses and other current liabilities

The table below summarizes accrued compensation, accrued expenses and other liabilities which consists of the following (in thousands):

Accrued compensation consisted of the following (in thousands):

	December 31,
	2021	2020
Accrued bonus	$1,553	$1,068
Other	564	148

Accrued compensation	$2,117	$1,216

Accrued expenses and other current liabilities consisted of the following (in thousands):

	December 31,
	2021	2020
Payments received under joint development agreements	$1,978	$160
Accrued professional services	1,099	—
Income taxes payable	226	115
Deferred rent liabilities	250	231
Other	603	282

Accrued expenses and other current liabilities	$4,156	$788

8. Commitments and Contingencies

Operating Leases

In August 2016, the Company entered into an operating lease agreement to lease an office space in Woburn, Massachusetts with the lease term expiring in August 2021. Under the lease agreement, the Company has one five-year renewal option through August 2026. In May 2020, the Company extended the term of the lease by 5 years through August 2026. In February and March 2021, the Company amended the lease agreement. Under the terms of these amendments, the Company increased its leased space and the total base rental payments increased from approximately $0.8 million to approximately $1.5 million per year subject to annual cost increases up to 3%. The expiration date of the amended lease coincides with the expiration date of the original lease in accordance with the terms of prior amendments. In December 2021, the Company further amended the lease agreement. Under the terms of this amendment, the Company reduced its leased space and total base rental payments decreased from approximately $1.5 million to approximately $0.8 million per year subject to annual cost increases up to 3%. The amendment includes obligation to pay monthly relinquishment charges (equal to the total rental obligation for the duration of the lease term), only if the new tenant does not pay monthly rental amount and lessor has provided a notice to collect the relinquishment charges from the Company. As of December 31, 2021, the Company assessed the probability of any liability to be incurred for relinquishment charges as remote.

In September 2018, the Company entered into an operating lease agreement to lease a manufacturing space in Shanghai, China with the original lease term expiring in August 2023 with renewal terms that can extend the lease term by providing application for renewal at least 90 days before the expiry. The annual rent payment per lease is $0.6 million subject to annual cost increases of 3%. In September 2021, the Company amended the lease agreement for its facility in Shanghai, China. Under the terms of this amendment, the Company increased its leased space and the total base rental payments increased to approximately $1.3 million per year. The expiration date of the amended lease will be August 2026.

Upon execution of the agreements inclusive of escalating rent payments, expense is being recognized on a straight-line basis and the difference between the recognized rent expense and the amounts paid under the operating leases are being recorded as deferred rent and included in other short-term and long-term liabilities on the consolidated balance sheets as follows (in thousands):

	December 31,
	2021	2020
Deferred rent included in accrued expenses and other current liabilities	$250	$231
Deferred rent included in other liabilities	612	607

Total deferred rent	$862	$838

Rent expense was $1.8 million and $1.3 million for the years ended December 31, 2021 and 2020, respectively.

The future minimum payments at December 31, 2021 under all operating leases are as follows (in thousands):

Year Ending
2022	$2,724
2023	2,788
2024	2,852
2025	2,918
2026	1,736

Total future minimum lease payments	$13,018

Standby Letters of Credit

During the course of ordinary business, the Company’s financial institution issues standby letters of credit on behalf of the Company to certain vendors of the Company. As of December 31, 2021, and 2020, the total value of the letters of credit issued by the financial institution are $0.5 million and $0.3 million, respectively. The letters of credit are related to deposits which the Company is required to make under its operating lease. No amounts have been drawn under the standby letters of credit.

Legal Contingencies

From time-to-time, the Company could be subject to claims arising in the ordinary course of business or be a defendant in lawsuits. While the outcome of such claims or other proceedings cannot be predicted with certainty, the Company’s management expects that any such liabilities, to the extent not provided for by insurance or otherwise, would not have a material effect on the Company’s financial condition, results of operations or cash flows.

9. Note payable

In April 2020, the Company applied for and received a loan in the amount of $0.8 million under the Paycheck Protection Program (the “PPP”), established and pursuant to the Coronavirus Aid, Relief, and Economic Security Act and administered by the Small Business Administration (the “PPP Note”). Under the terms of the PPP Note, interest accrues on the outstanding principal at the rate of 1% per annum. Interest expense under the PPP Note was not material for the year ended December 31, 2020.

The PPP Note is a forgivable loan and the Company received full forgiveness of all principal and interest in February 2021.

10. Redeemable Convertible Preferred Stock

In April 2021, the Company entered into a stock purchase agreement whereby certain investors agreed to purchase $138.5 million in Series D redeemable convertible preferred stock, $0.000001 par value per share. Upon closing of the financing transaction in April 2021, the investors purchased 4,869,854 shares of Series D redeemable convertible preferred stock. In May 2021, the Company entered into a stock purchase agreement whereby an investor agreed to purchase $50.0 million in Series D plus redeemable convertible preferred stock, $0.000001 par value per share. Upon closing of the financing transaction in May 2021, the investor purchased 1,698,088 shares of Series D plus redeemable convertible preferred stock. The proceeds from the issuance of Series D and Series D plus redeemable convertible preferred stock will be used in future research and development activities and which may include the building of manufacturing prototyping lines for A-Sample battery cells in the Company’s existing Shanghai facility and the production of pre-production batteries in the Company’s anticipated pilot facility by 2024.

The Company has the following redeemable convertible preferred stock issued and outstanding (in thousands, except share and per share data):

	December 31, 2021
	Issue Price	Shares	Shares Issued	Liquidation	Carrying
Series	per share	Authorized	and Outstanding	Amount	Amount
Series A	$0.8340	5,395,685	5,395,685	$4,500	$4,413
Series B	2.2513	5,108,073	5,108,073	11,500	11,362
Series C	2.8652	12,789,050	12,789,050	36,643	36,324
Series C plus	4.8361	6,203,345	6,203,345	30,000	29,945
Series D	28.4413	4,869,854	4,869,854	138,505	138,257
Series D plus	29.4449	1,698,088	1,698,088	50,000	49,640

		36,064,095	36,064,095	$271,148	$269,941

	December 31, 2020
	Issue Price	Shares	Shares Issued	Liquidation	Carrying
Series	per share	Authorized	and Outstanding	Amount	Amount
Series A	$0.8340	5,395,685	5,395,685	$4,500	$4,413
Series B	2.2513	5,108,073	5,108,073	11,500	11,362
Series C	2.8652	12,789,050	12,789,050	36,643	36,324
Series C plus	4.8361	6,203,345	6,203,345	30,000	29,945

		29,496,153	29,496,153	$82,643	$82,044

Voting

The holders of Series A, Series B, Series C, Series C plus, Series D and Series D plus redeemable convertible preferred stock are entitled to vote on all matters on which the common stockholders are entitled to vote. On such matters, holders of Series A, Series B, Series C, Series C plus, Series D and Series D plus redeemable convertible preferred and common stock vote together with the holders of common stock as a single class. Each holder of the Series A, Series B, Series C, Series C plus, Series D and Series D plus redeemable convertible preferred stock is entitled to the number of votes equal to the number of shares of common stock into which the shares of redeemable convertible preferred stock held by such holder could then be converted.

Conversion

Shares of redeemable convertible preferred stock are convertible into common stock at the holders’ option at any time after the date of issuance of such share or automatically (i) immediately prior to the closing of a firm commitment underwritten public offering of the Company’s common stock at a price per share at least 2 times the Series D and Series D plus issuance price and with gross proceeds to the Company of at least $100 million, net of underwriting commission and discounts or (ii) upon the vote or receipt by the Company of a written request for such conversion from the holders of the 66% of the redeemable convertible preferred stock then outstanding, voting as a single class and on an as-converted basis. Each share of the Series A, Series B, Series C, Series C plus, Series D and Series D plus redeemable convertible preferred stock is convertible into the number of shares of common stock at the then effective conversion ratio. The initial conversion price per share for the Series A, Series B, Series C, Series C plus, Series D and Series D plus redeemable convertible preferred stock is $0.8340, $2.2513, $2.8652, $4.8361, $28.4413 and $29.4449 per share, respectively, subject to anti-dilution adjustments, if any.

Liquidation

In the event of any liquidation of the Company, sale, lease, transfer, exclusive license or other disposition of all or substantially all of the assets of the Company, dissolution, or winding up of the Company, the holders of Series A, Series B, Series C, Series C plus, Series D and Series D plus redeemable convertible preferred stock will be entitled to receive, in preference to any distribution to the holders of common stock, an amount per share equal to the applicable issuance price together with any other dividends declared but unpaid thereon on each share of redeemable convertible preferred stock.

If the assets of the Company legally available for distribution to the holders of given Series of redeemable convertible preferred stock are insufficient to permit the payment to such holders of the full amounts of a given Series, then the assets of the Company will be distributed on a pro rata basis among the holders of such Series of redeemable convertible preferred stock in proportion to the full amounts they would otherwise be entitled to receive pursuant to their liquidation preference.

After the payment to the holders of redeemable convertible preferred stock of the full amounts above, the remaining assets of the Company will be distributed with equal priority and pro rata among the holders of the redeemable convertible preferred stock on an as-converted basis and common stock.

Dividends

The holders of the Series A, Series B, Series C, Series C plus, Series D and Series D plus redeemable convertible preferred stock are entitled to receive dividends, when and if declared by the Board of Directors subject to adjustment for stock splits, stock dividends, combination of shares, reorganization, recapitalization, reclassification, or other similar event. The dividends are payable in preference and priority to any payment of any dividend on the common stock of the Company and are noncumulative. No dividends were declared by the Board of Directors during the years ended December 31, 2021 and 2020.

Redemption

The redeemable convertible preferred stock is recorded in mezzanine equity because while it is not mandatorily redeemable, it will become redeemable at the option of the preferred stockholders upon the occurrence of certain deemed liquidation events that are considered not solely within the Company’s control.

11. Income Taxes

The following table presents domestic and foreign components of loss before income taxes (in thousands):

	December 31,
	2021	2020
US	$(4,508)	$(9,696)
Foreign	(26,722)	(4,186)

	$(31,230)	$(13,882)

A summary of the income tax provision is as follows (in thousands):

	December 31,
	2021	2020
Current:
Federal	$—	$—
State	—	1
Foreign	25	6

	25	7

Deferred:
Federal	—	—
State	—	—
Foreign	—	—

	$25	$7

The reconciliation of the federal statutory income tax rate of 21% to the Company’s effective income tax rate is as follows (in percentage):

	December 31,
	2021	2020
Federal statutory income tax rate	21.0%	21.0%
Foreign Tax	(0.1)%	(0.1)%
Foreign income taxed at non-US rates	(0.1)%	(0.2)%
Other permanent items	0.5%	(0.9)%
Research and development tax credits	2.0%	2.2%
Unrecognized tax benefits	(0.6)%	(0.7)%
Increase in Valuation Allowance	(22.0)%	(21.7)%
Others	(0.8)%	0.3%

	(0.1)%	(0.1)%

As discussed in Note 1, SES Holdings Pte. Ltd. is a Singapore private limited company and was formed in November 2018. As a result of the reorganization the Company undertook in 2018, SES Holdings Pte. Ltd. is also treated as a U.S. taxpayer for U.S. Federal income tax purposes in accordance with Internal Revenue Code Section 7874. SES Holdings Pte. Ltd. is the parent of the U.S. Federal consolidated income tax group.

Significant components of the Company’s net deferred tax assets as of December 31, 2021 and 2020 are as follows (in thousands):

	December 31,
	2021	2020
Deferred tax assets:
Net operating losses	$18,540	$12,033
Research and development tax credits	1,760	1,079
Accruals and Reserves	851	624
Stock-based compensation	525	93
Other	53	3

Gross deferred tax assets	21,729	13,832
Valuation Allowance	(21,500)	(13,711)

Total deferred tax assets	229	121
Deferred tax liabilities:
Fixed Assets	(229)	(121)

Total deferred tax liabilities	(229)	(121)

Total net deferred tax assets	$—	$—

Recognition of deferred tax assets is appropriate when realization of such assets is more likely than not. Based upon the weight of available evidence, which includes the Company’s historical operating performance, cumulative net losses, and projected future losses, the Company has determined that it is not more likely than not that its net deferred tax assets will be realized. As a result, the Company has provided a full valuation allowance against its net deferred tax assets. The Company’s valuation allowance increased by $7.8 million and $3.4 million for the years ended December 31, 2021 and 2020, respectively.

As of December 31, 2021, the Company had Federal net operating loss carryforward of approximately $74.1 million, of which $9.3 million is for pre-2018 and $64.8 million is post-2017. As of December 31, 2020, the Company had Federal net operating loss carryforward of approximately $45.7 million, of which $9.2 million is for pre-2018 and $36.4 million is post-2017. The pre-2018 net operating losses will begin to expire in 2033. The post-2017 Federal net operating losses of $64.8 million will carryforward indefinitely, but can only offset 80% of annual taxable income. The Company also has Massachusetts net operating loss carryforward of approximately $54.9 million and $37.8 million as of December 31, 2021 and 2020, respectively, which begin to expire in 2033.

As of December 31, 2021, the Company had Federal research credit carryforward of approximately $1.4 million, which begins to expire in 2033, and Massachusetts research credit carryforward of approximately $1.4 million, which begins to expire in 2032. As of December 31, 2020, the Company had Federal research credit carryforward of approximately $0.9 million, which begins to expire in 2033, and Massachusetts research credit carryforward of approximately $0.8 million, which begins to expire in 2032.

The utilization of the Company’s net operating losses and R&D tax credit carryforwards may be subject to a substantial annual limitation due to the “change in ownership” provisions under Section 382 of the Internal Revenue Code, and similar state provisions. An “ownership change” is generally defined as a greater than 50 percent change (by value) in its equity ownership over a three-year period. The annual limitation may result in the expiration of the net operating loss carryforwards before their utilization. Through December 31, 2018, the Company had completed several financings since its inception, and performed the related analysis which concluded that changes in ownership had occurred, as defined by Sections 382 and 383 of the Internal Revenue Code. Based on the most recent Section 382 analysis, there have been no ownership changes since 2018. The annual limitation to apply to the pre-2018 net operating losses and research credits is $0.5 million. To the extent that the Company raises additional equity financing or other changes in the ownership interest of significant stockholders occurs, additional tax attributes may become subject to an annual limitation. This could further limit the amount of tax attributes that can be utilized annually to offset future taxable income or tax liabilities.

The Company is subject to income taxes in the U.S. Federal, state, and various foreign jurisdictions. Tax regulations within each jurisdiction are subject to the interpretation of the related tax laws and regulations and require significant judgment to apply. The Company’s tax years remain open for examination within the U.S. for all years, until such time as the net operating losses are initially utilized. The Company’s tax years remain open for examination by foreign authorities beginning with the tax year ended December 31, 2018.

The Company records unrecognized tax benefits in accordance with ASC 740-10, Income Taxes. ASC 740-10 which prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of uncertain tax positions taken or expected to be taken in the Company’s income tax return and also provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition.

A reconciliation of the beginning and ending balances of unrecognized tax benefits is as follows (in thousands):

	December 31,
	2021	2020
Beginning of the year	$1,467	$707
Increase – current year positions	708	760
Increase – prior year positions	694	—

End of the year	$2,869	$1,467

As of December 31, 2021 and 2020, the total amount of unrecognized tax benefits was $2.9 million and $1.5 million, respectively, which would affect income tax expense, if recognized, after consideration of any valuation allowance. The Company does not expect the unrecognized tax benefits to change significantly over the next 12 months.

The Company includes interest and penalties related to unrecognized tax benefits within the benefit from (provision for) income taxes. As of the years ended December 31, 2021 and 2020, the total amount of gross interest accrued in each year was not material.

12. Stock-Based Compensation

On May 3, 2013, the Company established the 2013 Share Incentive Plan (the “2013 Plan”) in which 3,721,986 shares of common stock were reserved for the issuance of incentive stock options (“ISOs”) and non-statutory stock options (“NSOs”) to employees, officers, directors, consultants and advisors. On November 7, 2018, the Company replaced the 2013 Plan with the 2018 Share Incentive Plan (the “2018 Plan”). Upon approval of the 2018 Plan, each option to acquire shares of Company’s common stock outstanding under the 2013 Plan, whether or not vested or exercisable, were, without any action on the part of the holder thereof, or any other person, converted into an option to acquire shares of Company’s common stock outstanding under the 2018 Plan. Each outstanding option so converted shall continue to have, and shall be subject to, the same terms and conditions as applied to such option immediately prior to the conversion date. Any shares that, as of November 7, 2018, were reserved but not issued pursuant to any awards granted under the Company’s 2013 Plan were rolled into the 2018 Plan. In addition, any shares subject to stock options or similar awards granted under the 2013 Plan that expire or otherwise terminate without having been exercised in full and shares issued pursuant to awards granted under the 2018 Plan that are forfeited or repurchased by the Company shall roll into the 2018 Plan.

On March 30, 2021, the Company amended the 2018 Plan with the 2021 Share Incentive Plan (the “2021 Plan”) and the total shares reserved for future issuance under the 2021 Plan were increased by 486,975 shares. Upon approval of the 2021 Plan, any shares that, as of the date of stockholder approval, were reserved but not issued pursuant to any awards granted under the Company’s 2018 Plan were rolled into the 2021 Plan. In addition, any shares subject to stock options or similar awards granted under the 2018 Plan that expire or otherwise terminate without having been exercised in full and shares issued pursuant to awards granted under the 2018 Plan that are forfeited or repurchased by the Company shall roll into the 2021 Plan. The 2021 Plan provides for the discretionary grant of incentive stock options, non-statutory stock options, and restricted stock awards. As of December 31, 2021, 101,096 shares remain available for future grants under the 2021 Plan.

Restricted stock awards (“RSAs”) are granted with a price equal to the fair value of the Company’s common stock at the date of grant. The RSAs issued under the 2021 Plan, generally vest 25% upon completion of one year of service and 1/48 per month thereafter. There were no RSAs vested during the year ended December 31, 2021. The RSAs are excluded from issued and outstanding shares until they are vested.

Option awards are granted with an exercise price equal to the fair value of the Company’s common stock at the date of grant. The options issued under the 2018 Plan, which were rolled into the 2021 Plan, generally vest 25% upon completion of one year of service and 1/48 per month thereafter, however in certain instances options have been granted with immediate vesting. Options under the Plan generally expire 10 years from the date of grant.

The following table summarizes the activity under the Company’s share incentive plan (in thousands, except per share amount and contractual term):

	Options Outstanding					RSAs Outstanding
	Number of Shares Available for Grant	Number of Shares Underlying Outstanding Options	Weighted- Average Exercise Price per Share	Weighted- Average Remaining Contractual Term (in years)	Aggregate Intrinsic Value	Number of Shares	Weighted- Average Grant Date Fair Value
Balance at January 1, 2020	2,818,286	903,700	$0.69	8.4	$138	—	$—
Additional shares authorized	—	—				—	—
Options granted	(287,720)	287,720	0.81			—	—
Options exercised	—	—	—	—	—	—	—
Options cancelled and forfeited	33,624	(33,651)	0.75			—	—

Balance at December 31, 2020	2,564,190	1,157,769	$0.72	7.8	$243	—	$—

Additional shares authorized	486,975	—				—	—
Options granted	(2,593,016)	2,593,016	$1.06			—	—
Options exercised	—	(229,435)	0.85	—	$6,655	—	—
Options cancelled and forfeited	24,197	(24,197)	0.66			—	—
RSAs granted	(381,250)	—	—			381,250	$30.40

Balance at December 31, 2021	101,096	3,497,153	$0.97	8.5	$106,520	381,250	$30.40

Vested and expected to vest – December 31, 2020		1,157,769	$0.72	7.8	$243

Exercisable – December 31, 2020		701,122	$0.66	7.4	$187

Vested and expected to vest – December 31, 2021		3,497,153	$0.97	8.5	$106,520

Exercisable – December 31, 2021		722,169	$0.66	6.5	$22,217

The weighted-average grant date fair value per share of stock options granted for the years ended December 31, 2021 and 2020 was $0.72 and $0.48, respectively. The total grant date fair value of stock options vested was not material during the years ended years ended December 31, 2021 and 2020.

Valuation

The Company records stock-based compensation expense for stock options based on the estimated fair value of stock options on the date of the grant using the Black-Scholes option-pricing model.

The absence of a public market for the Company’s common stock requires the Company’s board of directors to estimate the fair value of its common stock for purposes of granting options and for determining stock-based compensation expense by considering several objective and subjective factors, including contemporaneous third-party valuations, actual and forecasted operating and financial results, market conditions and performance of comparable publicly traded companies, developments and milestones in the Company, the rights and preferences of redeemable convertible preferred stock and common, and transactions involving the Company’s stock. The fair value of the Company’s common stock was determined in accordance with applicable elements of the American Institute of Certified Public Accountants guide, Valuation of Privately Held Company Equity Securities Issued as Compensation.

The estimated grant date fair values of the employee stock options were calculated using the Black-Scholes option-pricing models based on the following assumptions:

	Year Ended December 31,
	2021	2020
Expected term (in years)	5.6 – 6.1	5.0 – 6.1
Risk-free interest rate	0.6% to 1.1%	0.4% to 0.9%
Expected volatility	68.0% to 69.9%	61.8% to 67.5%
Expected dividend rate	0%	0%

Expected volatility – As the Company is not publicly traded, the expected volatility for the Company’s stock options was determined by using an average of historical volatilities of selected industry peers deemed to be comparable to the Company’s business corresponding to the expected term of the awards.

Expected term – The expected term represents the period that the stock-based awards are expected to be outstanding. The Company uses the simplified method to determine the expected term, which is based on the average of the time-to-vesting and the contractual life of the options.

Expected dividend rate – The Company has never paid dividends on its common stock and has no plans to pay dividends on its common stock. Therefore, the Company used an expected dividend yield of zero.

Risk-free interest rate – the risk-free interest rate is based on the yield of the U.S. Treasury notes as of the grant date with terms commensurate with the expected term of the awards.

Stock-based Compensation Expense

The Company’s stock-based compensation included in its consolidated statements of operations and comprehensive loss was as follows (in thousands):

	Year Ended December 31,
	2021	2020
Research and development	$344	$72
General and administrative	4,227	82

Total stock-based compensation	$4,571	$154

No income tax benefit was recognized for this compensation expense in the consolidated statements of operations and comprehensive loss, as the Company does not anticipate realizing any such benefit in the future. As of December 31, 2021, there was $11.6 million of total unrecognized stock-based compensation cost, of which $1.6 million is related to unvested stock options and $10.0 million is related to unvested RSAs, which the Company expects to recognize over an estimated weighted-average period of 3.1 years, respectively.

13. Stockholders’ Equity

As of December 31, 2021, the Company has authorized the issuance of up to 45,000,000 shares of common stock, $0.000001 par value, and 36,064,095 shares of preferred stock, $0.000001 par value.

Holders of the common stock are entitled to dividends when, as, and if, declared by the Company’s Board of Directors, subject to the rights of the holders of all classes of stock outstanding having priority rights to dividends. As of December 31, 2021, the Company had not declared any dividends. The holder of each share of common stock is entitled to one vote.

The Company has the following shares of common stock available for future issuance on an as-if converted basis:

	December 31,
	2021	2020
Redeemable convertible preferred stock	36,064,095	29,496,153
Common stock options outstanding	3,497,153	1,157,796
Restricted stock awards	381,250	—
Shares reserved for issuance under the 2021 Plan	101,096	2,564,190

	40,043,594	33,218,139

14. Net Loss per Share

The following table sets forth the computation of basic and diluted net loss per share (in thousands, except share and per share amounts):

	Year Ended December 31,
	2021	2020
Numerator:
Net loss	$(31,255)	$(13,889)
Denominator:
Weighted-average shares of common stock outstanding	10,296,872	10,245,074

Net loss per common share – basic and diluted	$(3.04)	$(1.36)

The following outstanding shares of common stock equivalents were excluded from the computation of diluted net loss per share for the periods presented because including them would have had an anti-dilutive effect:

	Year Ended December 31,
	2021	2020
Redeemable convertible preferred stock	36,064,095	29,496,153
Options to purchase common stock	3,497,153	1,157,796
Restricted stock awards	381,250	—

Total	39,942,498	30,653,949

15. Segment and Geographic information

The Company operates as one reportable segment as described in Note 2 to the consolidated financial statements.

The Company’s long-lived assets consist primarily of property and equipment and intangible assets and are attributed to the geographic location in which they are located. Long-lived assets by geographical area were as follows (in thousands):

	December 31,
	2021	2020
Property and equipment, net:
United States	$3,673	$3,700
China	8,821	2,344

Total property and equipment, net	12,494	6,044

Intangible assets, net:
Singapore	1,600	1,728
China	26	—

Total intangible assets, net	1,626	1,728

Total long-lived assets	$14,120	$7,772

16. Employee Benefit Plan

The Company offers a defined contribution retirement savings plan under Section 401(k) of the Internal Revenue Code. This plan covers employees who meet minimum age and service requirements and allows participants to defer a portion of their annual compensation on a pre-tax basis. There were no contributions by the Company during the years ended December 31, 2021 and 2020.

17. Related-Party Transactions

As of December 31, 2021 and 2020, the following were considered as related parties due to their role in the Company and/or voting interest on a fully diluted basis:

		Voting Interest on a fully diluted basis
Name	Role	2021	2020
Dr. Qichao Hu	Chief Executive Officer, Founder and Board representation	13.3%	15.5%
Long Siang Pte. Ltd.	Board representation	8.2%	9.6%
Vertex Legacy Continuation Fund Pte. Ltd.	Board representation	9.6%	10.8%
General Motors Ventures LLC	Board representation	9.7%	7.3%
Tianqi Lithium HK Co., Ltd.	Board representation	9.3%	10.8%
SK Holdings	Board representation	12.7%	11.9%

Refer to Note 18, Partnerships, below for related party transactions with General Motors.

18. Partnerships

In December 2020, the Company established a partnership with Hyundai Motor Company (“Hyundai”) when it entered into an arrangement to jointly research and develop (“R&D”) Li-Metal battery technology. Further, in May 2021, the Company executed another Joint Development Agreements (“JDA”) with Hyundai to jointly develop an A-Sample battery effective August 31, 2021. Under the terms of the JDA, the Company will fund the R&D and prototype buildout costs. In no event, Hyundai will be required to refund such fees to the Company regardless of the results of the JDA activities. During the year ended December 31, 2021, the Company invoiced $1.6 million pursuant to the terms of the R&D agreement and recorded this as a credit to research and development expense in its consolidated statement of operations and comprehensive loss. As of December 31, 2021 and 2020, there were no receivables outstanding under this arrangement.

In February 2021, the Company executed a JDA with GM Global Technology Operations LLC (“GM Technology”) and General Motors Holdings LLC (“GM Holdings”), to jointly R&D an A-Sample battery cell and build-out a prototype manufacturing line for GM Technology. GM Technology is an affiliate of GM Ventures and a subsidiary of GM Holdings, both stockholders of the Company. GM Holdings is also a subsidiary of General Motors Company (“GM”). The JDA has an initial term of three years. Under the terms of the JDA, the Company will receive reimbursement of R&D and prototype buildout costs. In no event, the Company will be required to refund such fees once its due to the Company regardless of the results of the R&D activities. During the year ended December 31, 2021, the Company invoiced $14.0 million pursuant to the terms of the JDA and recorded this as a credit to research and development expense in its consolidated statement of operations and comprehensive loss. As of December 31, 2021, $7.9 million was outstanding as receivable from related party as disclosed in its consolidated balance sheets.

19. Subsequent Events

The Company evaluated subsequent events through March 31, 2022, the date these consolidated financial statements were available to be issued, and concluded that no subsequent events have occurred that would require recognition in the Company’s consolidated financial statements or disclosures in the notes to the consolidated financial statements herein except as follows:

Business Combination Agreement

On February 3, 2022, pursuant to the terms of the Business Combination Agreement and in connection with the closing of the Business Combination (the “Closing”), Ivanhoe migrated out of the Cayman Islands and domesticated as a Delaware corporation prior to the Closing (the “Domestication”) and changed its name to “SES AI Corporation” (“New SES”).

As a result of the Business Combination, the Company raised $326.0 million in gross proceeds, including $274.5 million private investment in public equity (“PIPE”) at $10.00 per share of New SES’s Class A common stock, prior to the payment of transaction costs and other amounts, and a contribution of $51.5 million of cash held in Ivanhoe’s trust account net of redemption of Ivanhoe Class A common stock held by Ivanhoe’s public stockholders. Upon the consummation of the Business Combination, the following occurred:

•

Each Old SES common stock, excluding shares collectively held by our Chief Executive Officer and certain entities affiliated with him (“SES Founder Group”), and each redeemable convertible preferred share that was outstanding immediately prior to the Closing was cancelled and converted at the rate of 5.9328 into a number of fully paid and nonassessable shares of New SES Class A common stock, rounded down to the nearest whole number;

•

Each Old SES common stock held by the SES Founder Group that was outstanding immediately prior to the Closing was cancelled and converted at the rate of 5.9328 into a number of fully paid and nonassessable shares of New SES Class B common stock, rounded down to the nearest whole number. The shares of New SES Class B common stock have the same economic rights as the shares of New SES Class A common stock, but each share of New SES Class B common stock is entitled to 10 votes, and each share of New SES Class A common stock is entitled to 1 vote, in each case, on each matter submitted for a vote of the New SES stockholders;

•

Each Old SES restricted share that was issued, outstanding and subject to restrictions (including vesting) immediately prior to the Closing was assumed by New SES and converted at the rate of 5.9328 into a number of shares of restricted New SES Class A common stock, rounded down to the nearest whole number, and are subject to the same terms and conditions as were applicable prior to the Closing; and

•

Each Old SES option that was outstanding immediately prior to the Closing, whether vested or unvested, was assumed by New SES and converted at the rate of 5.9328 into an option to acquire New SES Class A common stock with the same terms except for the number of shares exercisable and the exercise price, rounded down to the nearest whole number.

•

Old SES common stock and redeemable convertible preferred stock shareholders and Old SES option and restricted shareholders are entitled to receive 29,999,947 earn-out shares of New SES common stock (valued at $10.00 per share), including 23,691,182 shares of New SES Class A common stock (the “Earn-out Shares”) issued for the benefit of the former holders of Old SES common and redeemable convertible preferred stock, 2,308,969 New SES Class A restricted common stock (the “Earn-out Restricted Shares”) issued to Old SES option holders and pre-Closing recipients of Old SES restricted shares and 3,999,796 shares of New SES Class B common stock issued to the SES Founder Group (“Founder Earn-out Shares”). The Earn-Out Shares and the Founder Earn-Out Shares (collectively, the “Escrowed Earn-Out Shares”) were placed into escrow at the Closing and shall vest on the date that the closing price of shares of New SES Class A common stock is equal to or greater than $18.00 during the period beginning on the date that is one year following the Closing of the Business Combination and ending on the date that is five years following the Closing. The Earn-Out Restricted Shares are subject to vesting based on the same terms as the Earn-Out Shares and are also subject to forfeiture if such recipient’s service with New SES terminates prior to the vesting.

As a result, all holders of Old SES common stock, options and restricted shares received shares of New SES Class A and Class B common stock, converted at the rate of 5.9328, resulting in 264,495,644 shares of New SES Class A common stock, including 26,000,151 Earn-Out Shares in the form of New SES Class A common stock issued (including 23,691,182 shares issued and held in escrow for the benefit of the former holders of Old SES common and redeemable convertible preferred stock and 2,308,969 shares issued to SES option holders and pre-Closing recipients of SES restricted share), 2,273,727 restricted shares of New SES Class A common stock issued at Closing to pre-Closing recipients of Old SES restricted shares and 43,881,251 shares of New SES Class B common stock issued and outstanding, including 3,999,796 Founder Earn-Out Shares issued and held in escrow. Additionally, 20,748,976 shares are reserved for the potential future issuance of New SES Class A common stock upon the exercise of New SES stock options.

20. Restatement of Previously Reported Condensed Consolidated Financial Statements (Unaudited)

In connection with the preparation of the Company’s consolidated financial statements as of and for the fiscal year ended December 31, 2021, the Company identified certain errors in the historical calculation of stock-based compensation expense and stock-based compensation disclosures. The errors related to: (i) the Company’s incorrect accounting pursuant to ASC 718, Compensation - Stock Compensation for the modification of the unvested portion of a stock option award and the extension of the exercise period for another award beyond the original termination date; (ii) the Company’s use of the incorrect fair value per share of its common stock as an input to the Black-Scholes option valuation model in connection with calculating the grant date fair value of certain of the Company’s stock options; and (iii) the Company’s disclosure of certain related and other stock-based compensation items in the affected footnotes. The cumulative effect of the correction of these errors resulted in an increase of $2.6 million and $2.8 million in stock-based compensation expense included in operating expenses for the three and nine months ended September 30, 2021, respectively.

As a result, net loss was increased by $2.6 million to $10.6 million for the three months ended September 30, 2021 and by $2.8 million to $21.0 million for the nine months ended September 30, 2021. Net loss per share increased by $0.26, to $(1.04) for the three months ended September 30, 2021 and $0.27, to $(2.05) for the nine months ended September 30, 2021, respectively. Below are additional descriptions of the errors as noted above:

(i) The Company identified errors in the recognition of stock-based compensation associated with certain stock option modifications during the second and third quarters of fiscal year 2021.

•

On June 30, 2021, the Company extended the exercise period for certain stock options of a former employee beyond the stated 90 days after termination date, which should have been accounted for as a modification, resulting in an understatement of stock-based compensation expense of approximately $0.2 million in the unaudited condensed consolidated financial statements as of and for the nine months ended September 30, 2021.

•	On August 5, 2021, the Company accelerated the unvested portion of stock options originally granted to an independent Board member in March 2019 upon his resignation. This resulted in a modification of these stock options that should have been remeasured on the modification date, resulting in an understatement of stock-based compensation expense of approximately $2.4 million on the modification date which was not previously recorded in the unaudited condensed consolidated financial statements as of and for the three and nine months ended September 30, 2021.

(ii) The Company identified an error in the fair market value of the Company’s common stock used as an input to the Black-Scholes option valuation model, used to calculate the grant date fair value of certain of the Company’s stock options. This resulted in an understatement of the stock-based compensation expense by approximately $0.2 million in the unaudited condensed consolidated financial statements as of and for the three and nine months ended September 30, 2021.

(iii) The Company identified certain disclosure errors as a result of the errors noted in (i) and (ii) above, as well as certain other stock-based compensation disclosures, which have been illustrated with reference to the affected disclosure below.

The tables below present the effects of the financial statement adjustments related to the restatement discussed above of the Company’s previously reported unaudited condensed consolidated financial statements as of and for the three and nine months ended September 30, 2021:

The following table illustrates the impact of the correction to the unaudited condensed consolidated balance sheet (in thousands):

	As of September 30, 2021 (unaudited)
	As previously reported	Adjustment	As Restated
Additional paid-in capital	$1,199	$2,787	$3,986
Accumulated deficit	(81,257)	(2,787)	(84,044)

The following table illustrates the impact of the correction on the unaudited condensed consolidated statement of operations and comprehensive loss (in thousands, except per share amounts):

	Three Months Ended September 30, 2021 (unaudited)			Nine Months Ended September 30, 2021 (unaudited)
	As previously reported	Adjustment	As Restated	As previously reported	Adjustment	As Restated
Research and development	$3,684	$—	$3,684	$10,175	$157	$10,332
General and administrative	4,374	2,630	7,004	8,879	2,630	11,509
Total operating expenses	8,058	2,630	10,688	19,054	2,787	21,841
(Loss) from operations	(8,058)	(2,630)	(10,688)	(19,054)	(2,787)	(21,841)
(Loss) before income taxes	(7,992)	(2,630)	(10,622)	(18,197)	(2,787)	(20,984)
Net (loss)	(7,995)	(2,630)	(10,625)	(18,219)	(2,787)	(21,006)
Comprehensive (loss)	(8,018)	(2,630)	(10,648)	(18,171)	(2,787)	(20,958)
(Loss) per share - basic and diluted	(0.78)	(0.26)	(1.04)	(1.78)	(0.27)	(2.05)

The following table illustrates the impact of the correction on the unaudited condensed consolidated statement of redeemable convertible preferred stock and stockholders’ deficit (in thousands):

	Three Months Ended September 30, 2021 (unaudited)
	As previously reported	Adjustment	As Restated
Stock-based compensation	$157	$2,630	$2,787
Net loss	(7,995)	(2,630)	(10,625)

	As of September 30, 2021 (unaudited)
	As previously reported	Adjustment	As Restated
Additional paid-in capital	$1,199	$2,787	$3,986
Accumulated deficit	(81,257)	(2,787)	(84,044)

The following table illustrates the impact of the correction on the unaudited condensed consolidated statement of cash flow (in thousands):

	Nine Months Ended September 30, 2021 (unaudited)
	As previously reported	Adjustment	As Restated
Net loss	$(18,219)	$(2,787)	$(21,006)
Stock-based compensation	343	2,787	3,130

The following illustrates the impact of the correction to the disclosure in Note 8, Stock-Based Compensation, within the unaudited condensed consolidated financial statements:

Restricted stock awards (“RSAs”) are granted with a price equal to the fair value of the Company’s common stock at the date of grant. The RSAs issued under the 2021 Plan, generally vest 25% upon completion of one year of service and 1/48 per month thereafter. During the three months ended September 30, 2021, the Company granted 250,000 RSAs at a weighted-average grant date fair value of $29.92. There were no RSAs vested during the three and nine months ended September 30, 2021. The RSAs are excluded from issued and outstanding shares until they are vested.

Stock Option Plan

The Company’s stock stock option activity included in its unaudited condensed consolidated statements of operations and comprehensive loss was as follows (in thousands except per share data):

	As of September 30, 2021 (unaudited)
	As previously reported	Adjustment	As Restated
Aggregate Intrinsic Value:
Outstanding - September 30, 2021	$231	$107,005	$107,236
Vested and expected to vest - September 30, 2021	231	107,005	107,236
Exercisable - September 30, 2021	202	25,098	25,300
Weighted-average grant date fair value (per share)	$0.93	$15.74	$16.67

Stock-based Compensation Expense

The Company’s stock-based compensation included in its unaudited condensed consolidated statements of operations and comprehensive loss was as follows (in thousands):

	Three Months Ended September 30, 2021 (unaudited)			Nine Months Ended September 30, 2021 (unaudited)
	As previously reported	Adjustment	As Restated	As previously reported	Adjustment	As Restated
Research and development	$34	$—	$34	$89	$157	$246
General and administrative	123	2,630	2,753	254	2,630	2,884

Total Stock-based compensation	157	2,630	2,787	343	2,787	3,130

The changes identified in the above table have also been corrected in the corresponding disclosure in Note 8, Stock-Based Compensation, within the unaudited condensed consolidated financial statements. Additionally within Note 8, the Company has corrected the following disclosure:

As of September 30, 2021 and 2020, there was $8.7 million (as restated) and $0.1 million, respectively, of total unrecognized stock-based compensation cost, of which $1.5 million and $0.1 million related to unvested stock options, respectively, which the Company expects to recognize over an estimated weighted-average period of 3.3 years and 1.8 years, respectively. As of September 30, 2021, unrecognized stock-based compensation cost related to unvested RSAs was $7.2 million, which the Company expects to recognize over an estimated weighted-average period of 3.9 years. There were no RSAs granted during 2020.

The following illustrates the impact of the correction to the disclosure in Note 11, Net Loss per Share, within the unaudited condensed consolidated financial statements (in thousands except per share amounts):

	Three Months Ended September 30, 2021 (unaudited)			Nine Months Ended September 30, 2021 (unaudited)
	As previously reported	Adjustment	As Restated	As previously reported	Adjustment	As Restated
Net loss	$(7,995)	$(2,630)	$(10,625)	$(18,219)	$(2,787)	$(21,006)
Net loss per common share – basic and diluted	(0.78)	(0.26)	(1.04)	(1.78)	(0.27)	(2.05)

The following outstanding shares of common stock equivalents were excluded from the computation of diluted net loss per share for the periods presented because including them would have had an anti- dilutive effect:

	As of September 30, 2021 (unaudited)
	As previously reported	Adjustment	As Restated

Redeemable convertible preferred stock	36,064,095	—	36,064,095
Options to purchase common stock	3,697,392	—	3,697,392
Restricted stock awards	—	250,000	250,000

Total	39,761,487	250,000	40,011,487